Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Carole R. Artman-Hodge
	Tel	203 356 1318
	Email	investorrelations@mxenergy.com

MXENERGY REPORTS OPERATING RESULTS FOR THE FISCAL YEAR ENDED
JUNE 30, 2007:  Earnings Conference Call Scheduled for
10:00 a.m. EST September 28, 2007

Stamford, CT, September 27, 2007 — MxEnergy Holdings Inc. (“MXenergy” or the “Company”) announced today its operating results for fiscal year ended June 30, 2007.

MXenergy reported adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $60.1 million for the fiscal year ended June 30, 2007 (“FYE07”), as compared to Adjusted EBITDA of $25.7 million for the fiscal year ended June 30, 2006 (“FYE06”), an increase of $34.4 million, or 134%. Adjusted EBITDA excludes unrealized gains and losses from risk management activities and non-cash compensation expenses. Such increase of $34.4 million as compared to FYE06 was primarily due to an increase in gross profit earned on customer contracts acquired in connection with our acquisition of substantially all of the assets of Shell Energy Services Company, L.L.C. (“SESCo”) on August 1, 2006. Included in the net increase of $34.4 million is an estimated net loss of $1.1 million in FYE07 as compared to an estimated net loss of $3.8 million recorded in FYE06 related to the settlement of risk management activities associated with inventory. Net gains and losses on risk management activities are generally offset in subsequent periods by the associated effect on margins when the inventory is sold to customers under fixed rate contracts.

After giving pro forma effect to the SESCo acquisition (the “Acquisition”) and related financings, Adjusted EBITDA for FYE06 was $61.8 million. The net decrease of $1.7 million from FYE06 as compared to FYE07, is primarily due to a decline in heating degree days (and thus customer consumption) for the six months ended March 31, 2007 as a result of warmer-than-normal weather experienced in the Midwestern and Northeastern United States as well as attrition experienced following the Acquisition, particularly in Georgia and Ohio. The net decrease of $1.7 million is inclusive of an estimated net loss of $1.1 million in FYE07 as compared to an estimated net loss of $3.8 million recorded in FYE06 related to the settlement of risk management activities associated with inventory. We also incurred non-recurring costs of $2.2 million related to the Acquisition during FYE07.  SESCo’s operating activities included Percent of Income Payment Plan (“PIPP”) accounts for FYE06; however the PIPP account contracts expired on March 31, 2006 and were not renewed. SESCo’s PIPP accounts represented approximately $117.8 million of sales and $3.3 million of Adjusted EBITDA for FYE06.  MXenergy did not acquire any PIPP accounts in connection with the Acquisition.

Year Ended June 30, 2007 Compared with Year Ended June 30, 2006

Natural gas represented approximately 97% of our total sales for FYE07.  Since our natural gas customers consume the majority of their annual usage during the months of November through March, we experience a high degree of seasonality in our cash flows and earnings throughout our fiscal year. We utilize cash from operations and borrowings under our revolving credit facility (the “Facility”) to fund working capital, primarily inventory purchases, during the months of April through October of each calendar year.

The number of RCEs (each reflecting 100 MMBtu of annual natural gas consumption and 10 MWh of annual electricity consumption) for FYE07 was approximately 631,400, an increase of 63%, or approximately 244,400 RCEs over FYE06, primarily due to the customers acquired in the Acquisition in August 2006 and to a lesser extent, the customers acquired in our acquisition of substantially all of the assets of Vantage Power Services, L.P. (“Vantage”) in May 2007.

Sales for FYE07 were $703.9 million, an increase of $341.4 million, or 94%, compared to FYE06, principally due to natural gas consumption associated with the accounts acquired in the Acquisition and, to a lesser extent, electricity customers acquired through increased marketing activity. Revenues for FYE07, included pass through revenues of approximately $54.5 million and fee income of approximately $17.1 million.  Pass through revenues and fee income were not material for FYE06, since these revenues are primarily related to customers acquired pursuant to the Acquisition.  The average selling price per unit increased by $2.19 to $11.93 per MMBtu, largely due to the inclusion of pass through revenue and fee income and to a lesser extent a higher price of natural gas when fixed price customer contracts were added or renewed. MXenergy sold approximately 57.1 billion cubic feet, or BCF, of natural gas during the FYE07 compared to approximately 35.5 BCF during the prior fiscal year. Overall usage per customer decreased from the same period in FYE06 as a result of the warmer-than-normal weather experienced in the Midwestern and Northeastern United States during the six months ended March 31, 2007, which is typically our customers’ highest usage period.

Gross profit for FYE07 was $101.8 million compared to a gross loss of $27.0 million in the prior fiscal year. This increase of $128.8 million includes the effect of unrealized losses from our risk management activities of $17.1 million for FYE07, as compared to $79.9 million for FYE06.  The remaining increase is due to customer contracts acquired in connection with the Acquisition.  We anticipate the impact of unrealized gains and losses to generally be offset in future periods by higher or lower gross profit, as physical gas is delivered to customers during the remaining terms of their fixed rate contracts.

We have elected not to designate any derivative instruments as hedges in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 133. Accordingly, any changes in the fair value of derivatives must be adjusted by adding or deducting unrealized losses or gains from risk management activities in the consolidated statements of operations, as these are offset by corresponding gains and losses at the time such derivatives mature and physical natural gas or electricity is delivered to customers.  The amounts of these adjustments were $17.1 million and $79.9 million of unrealized losses from risk management activities for FYE07 and FYE06, respectively. In addition, the election not to perform hedge accounting typically has an impact on earnings, as the losses

(gains) on realized risk management activities impacts earnings during a different period than the associated margin achieved on the physical sale of natural gas.

Operating expenses for FYE07 were $91.0 million, an increase of 149% from $36.6 million in FYE06. General and Administrative costs increased by $31.2 million primarily due to increased costs in connection with the Acquisition, including increased staffing levels and related costs, higher customer care costs, and higher professional fees related to our increased reporting requirements.  Included in the increase of $31.2 million are $3.6 million of increased non-cash stock compensation expenses.  Depreciation and amortization expenses on fixed assets and amortization expenses on customer acquisition costs, which are generally amortized over a three-year period, increased $19.2 million to $27.7 million in FYE07 as a result of additional depreciable assets and additional customer related intangible assets acquired in conjunction with the Acquisition. We also incurred non-recurring costs of $2.2 million related to the Acquisition during FYE07.  Increased advertising and marketing expenses due to the increased scope of the business following the Acquisition and additional activity in the electricity markets accounted for a $2.7 million increase to $4.8 million in FYE07.  Reserves and discounts were $4.7 million, an increase of $1.3 million primarily due to an increase in bad debt provisions required to account for revenue generated on behalf of customers acquired from SESCo.  This increase in bad debt provision was partially offset by the elimination of the 1% fee for guaranteed receivables charged by Dominion East Ohio prior to and during FYE06.

For FYE07, we recorded an $8.5 million income tax benefit compared to $27.0 million in FYE06.  This decrease is attributable to the decrease in pre-tax losses between the periods. All significant changes related to such decrease are discussed above.

As of June 30, 2007, the Company served approximately 588,100 natural gas RCEs, approximately 57% of which were fixed priced contracts and approximately 43% of which were variable priced contracts, and approximately 43,300 electricity RCEs, 77% of which were variable priced contracts. Our fixed price customer contracts have an average remaining life of 12 months. From 2001 to 2007, our natural gas RCEs grew from 81,120 to approximately 588,100, and since 2004 our electricity base has grown to 43,300.  However, organic growth slowed during the last two fiscal years and has not been sufficient to offset the increased number of accounts that are lost through normal attrition as a result of a growing customer base, as well as through the substantial attrition experienced in accounts, acquired in the Acquisition, primarily in Georgia and Ohio.

From 2005 through 2007, we experienced an average annual in-contract customer attrition rate of approximately 23%, which we believe is consistent with the industry average. In-contract customer attrition for FYE07 was approximately 26%, due to substantial customer losses experienced in the period immediately following the Acquisition, primarily in Georgia and Ohio, as well as challenging pricing and market conditions discussed earlier. Such attrition was primarily due to residential moves, customer payment defaults, and customer-initiated switches, although the increased attrition following the Acquisition resulted primarily from competition. To combat attrition, we have instituted a “move” program which allows customers who have moved within another area serviceable by us, the ability to re-establish their rate plan. Generally, new customers gained through acquisitions and organic growth have offset the number of customers lost through normal attrition.

Currently, MXenergy has natural gas customers in 28 local distribution company (“LDC”) markets in 11 states and Ontario and British Columbia, Canada and electricity customers in 13 market areas in four states. In January 2007, we obtained our gas marketer license to market natural gas in the Terasen market in British Columbia and began selling natural gas to customers in such market in May 2007.  In April 2007, we obtained our power marketer license to sell electricity in the State of Connecticut and began offering power in Connecticut in May 2007.  In May 2007, the Company, through its subsidiary MxEnergy Electric Inc., acquired substantially all of the assets of Vantage in Texas and began supplying former RCEs of Vantage that same month.

Liquidity and Capital Resources

Our principal source of liquidity for funding our ongoing operations is cash from operations and availability under our Facility and the Denham Commodity Partners Fund credit facility (the “Denham Facility” and together with the Facility, the “Facilities”). Our liquidity requirements arise primarily from our obligations incurred in connection with customer acquisition costs and the funding of our overall seasonal working capital needs. As of June 30, 2007, the outstanding amount of borrowings under the Facilities was $11.0 million. We estimate that we will not have to draw borrowings under the Facility to meet our seasonal working capital requirements during fiscal year 2008.

As of FYE07, we had $101.4 million in outstanding letters of credit issued as collateral for the performance risk associated with future delivery of natural gas, and total availability was $110.0 million under the Facility.

As of June 30, 2007, MXenergy had $136.9 million of cash and cash equivalents, compared to $6.1 million as of June 30, 2006.  During FYE07, we used cash provided by operating activities of $89.0 million, proceeds from the sale of our Floating Rate Senior Notes due 2011 (the “Notes”) of $185.2 million, $11.0 million borrowings under the Denham Facility and a $3.3 million cash deposit to fund the purchase price of the Acquisition of $126.0 million, to fund the purchase price of $0.7 million for the Vantage acquisition, to pay customer acquisition costs of $7.6 million, to make capital expenditures of $1.9 million, to pay debt financing costs of $9.3 million, to repurchase $12.0 million aggregate principal amount of the Notes for $11.7 million, to purchase $0.5 million of common stock for cancellations and to increase cash balances by $130.8 million.

Our Hedge and Supply Agreements

In August 2006, we entered into a hedge facility with Societe Generale pursuant to which Societe Generale agreed to execute energy derivatives transactions in exchange for an initial margin deposit of $25.0 million. In April 2007, we replaced the $25.0 million of cash collateral with a letter of credit.  We will not be required to post additional collateral beyond the initial margin requirements unless our forward hedge positions exceed 65.0 BCF.  Our forward hedged positions as of June 30, 2007 totaled approximately 18.7 BCF which provides us with the ability to increase our forward hedged positions by 248% before we would be required to post any additional collateral.

In September 2002, we entered into a five year Energy Marketing Agreement (the “EMA”) with a supplier, Virginia Power Energy Marketing (“VPEM”), that provided for exclusive physical supply in specified LDC territories and the ability to enter into NYMEX Henry Hub and natural gas basis trades for terms of up to 39 months without having to post cash collateral for margining.  Pursuant to the EMA, we had to satisfy all physical and financial purchases on industry standard credit terms, and any physical gas purchases from VPEM in excess of $25.0 million had to be collateralized with cash or letters of credit.  The agreement with VPEM expired on June 30, 2007.  Commencing on July 1, 2007, we have been able to purchase our physical gas supply from any counterparty.  We currently have a portfolio of over 35 energy suppliers under standard NAESB contracts from whom we purchase our physical gas supply.

Internal Control Matters

In connection with the audit of our financial statements for FYE06, we and our independent auditors reported to the audit committee of our board of directors that certain significant deficiencies in internal controls, when evaluated in aggregate, result in a material weakness in the design and operation of our internal controls as of June 30, 2006 and which we and our independent auditors believed continued to existed as of March 31, 2007. As of June 30, 2007, management has concluded that the material weakness identified in prior periods no longer exists as we believe we have designed and implemented an effective control environment. While we believe that such material weakness no longer exists, we have not yet tested our newly implemented controls and there can be no assurance that such controls will effectively prevent material misstatements in our consolidated financial statements in future periods.

Conference Call

We will host a conference call to discuss our results for FYE07 on September 28, 2007, at 10:00 a.m. EST.  The dial-in information for the earnings call is as follows: (800) 901-5241 (in the U.S.); (617) 786-2693 (international); participant passcode 95073321.

A replay of the conference call will be available for 30 days beginning on October 1, 2007 at the Investor Relations link at www.mxholdings.com.

During the conference call, representatives of MxEnergy may discuss and answer one or more questions concerning MxEnergy’s business and financial matters.  The responses to these questions, as well as other matters discussed during the call, may contain information that has not been previously disclosed.

Non-GAAP Financial Measures

Adjusted EBITDA (as defined herein) is a non-GAAP financial measure and therefore not a measure of financial performance under generally accepted accounting principles (“GAAP”), and has limitations as an analytical tool in comparison to operating income or other combined income data prepared in accordance with GAAP. As such, Adjusted EBITDA and the related ratios should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Adjusted EBITDA, as used herein, is not necessarily comparable to similarly titled measures of other companies. For definitions of and additional information regarding Adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated in accordance with GAAP, please see the attachments to this press release.

Adjusted EBITDA is a measure commonly used by financial analysts in evaluating operating performance and liquidity of companies, including energy companies. Management believes that this measure allows a standardized comparison between companies in the energy industry, while minimizing the differences from depreciation policies, financial leverage, hedging strategies and tax strategies. Accordingly, MXenergy believes that Adjusted EBITDA is the most relevant financial measure in assessing our operating performance and liquidity.

The information in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

About MXenergy

MXenergy is one of the fastest growing retail natural gas suppliers in the country, serving approximately 500,000 customers in 37 utility territories in the United States and Canada. Founded in 1999 to provide natural gas and electricity to consumers in deregulated energy markets, MXenergy helps residential customers and small business owners control their energy bills by providing both fixed and variable rate plans. For more information, contact Carole R. Artman-Hodge, Executive Vice President, MXenergy, at 203-356-1318 or by email at: investorrelations@mxenergy.com.

Forward Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.  These risks and uncertainties include, but are not limited to, our future performance generally; our business goals, strategy, plans, objectives and intentions;  expectations concerning future operations, margins, profitability, attrition, bad debt, interest rates, liquidity and capital resources; and expectations regarding the effectiveness of our hedging practices and the performance of suppliers, pipelines and transmission companies, storage operators, independent system operators, and other counterparties supplying, transporting, and storing physical commodity.   These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and MXenergy undertakes no duty to update this information. MXenergy’s results for the fiscal year ended June 30, 2007 are subject to the completion and filing with the Securities and Exchange Commission of its Annual Report on Form 10-K for such period.

MXenergy Holdings Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2007 and 2006
(Dollars in thousands)
(Unaudited)

	June 30
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$136,942	$6,093
Restricted cash and short-term investments	1,050	427
Accounts receivable, net of allowance for doubtful accounts of $5,259 and $3,285 in 2007 and 2006, respectively	45,427	31,575
Inventories	56,547	18,499
Other current assets	14,848	10,923
Total current assets	254,814	67,517

Customer acquisition costs, net of accumulated amortization of $38,752 and $19,173 in 2007 and 2006, respectively	38,954	10,822
Fixed assets,net	17,849	8,637
Other assets, net	21,133	10,993
Total assets	$332,750	$97,969

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$32,957	$12,495
Accrued commodity purchases	31,297	14,544
Current portion of unrealized losses from risk management activities	17,074	452
Deferred revenue	7,464	2,403
Total current liabilities	88,792	29,894

Unrealized losses from risk management activities	3,586	3,325
Senior notes due August 1, 2011	174,364	—
Denham credit facility	11,040	—
Total liabilities	277,782	33,219

Redeemable convertible preferred stock ($31 million redemption value)	29,357	29,357

Total stockholders’ equity	25,611	35,393
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$332,750	$97,969

MXenergy Holdings Inc.
Condensed Consolidated Statements of Operations
For Fiscal Year Ended June 30, 2007, 2006 and 2005
(Dollars in thousands)
(Unaudited)

	Years ended June 30
	2007	2006	2005
Sales of natural gas and electricity	$703,926	$362,561	$277,196

Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	552,028	392,612	255,724
Realized losses (gains) from risk management activities	33,039	(82,983)	(37,608)
Unrealized losses (gains) from risk management activities	17,079	79,897	(16,004)
	602,146	389,526	202,112
Gross profit (loss)	101,780	(26,965)	75,084

Operating expenses:
General and administrative expenses	53,779	22,623	17,938
Advertising and marketing expenses	4,781	2,096	2,359
Reserves and discounts	4,725	3,395	4,533
Depreciation and amortization	27,730	8,504	6,166
Total operating expenses	91,015	36,618	30,996

Operating profit (loss)	10,765	(63,583)	44,088
Interest expense-net of interest income of $4,299, $1,061 and $614, respectively	33,058	3,200	2,858
(Loss) income before income tax benefit (expense)	(22,293)	(66,783)	41,230
Income tax benefit (expense)	8,495	27,001	(18,142)
Net (loss) income	$(13,798)	$(39,782)	$23,088

MXenergy Holdings Inc.
Adjusted EBITDA
For the Fiscal Years Ended June 30, 2007, 2006
(Dollars in thousands)
(Unaudited)

The following table represents a reconciliation of net income (loss) of each of the three years in the period ended June 30 to EBITDA and Adjusted EBITDA.

	Years Ended June 30,
	2007	2006	2005

Net income (loss)	$(13,798)	$(39,782)	$23,088
Add: Interest expense, net	33,058	3,200	2,858
Income tax (benefit) expense	(8,495)	(27,001)	18,142
Depreciation and amortization	27,730	8,504	6,166
EBITDA	$38,495	$(55,079)	$50,254

Subtract: Unrealized gains (losses) from risk management activities	(17,079)	(79,897)	16,004
Add: Stock compensation expense	4,539	911	2,033
Adjusted EBITDA	$60,113	$25,729	$36,283

MXenergy Holdings Inc.
Condensed Reconciliation of Adjusted EBITDA to Cash Flows
For the Fiscal Years Ended June 30, 2007, 2006
(Dollars in thousands)
(Unaudited)

	Years Ended June 30,
	2007	2006	2005
Adjusted EBITDA	$60,113	$25,729	$36,283
Interest expense, net	(33,058)	(3,200)	(2,858)
Income tax benefit (expense)	8,495	27,001	(18,142)
Deferred tax (benefit) expense	(14,449)	(32,764)	6,552
Unrealized losses on interest rate swaps and amortization of deferred financing fees	7,906	1,057	349
Non cash amortization of SESCo and Castle contracts	11,891	(3,276)	—
Change in assets and liabilities, net of effects of acquisition:
Net inflow (outflow) in restricted cash and short term investments	(623)	6,953	2,195
Accounts receivable	3,453	(13,003)	3,271
Inventories	(1,712)	(2,685)	(72)
Margin deposit on hedge facility	—	—	—
Option premiums	1,835	(1,834)	—
Income taxes receivable	5,184	(5,535)	—
Security deposits and other assets	(993)	2,645	895
Accounts payable and accrued liabilities	35,878	(5,320)	1,283
Deferred revenue	5,061	865	1,538
Net cash (used in) provided by operating activities	$88,981	$(3,367)	$31,294
Net cash used in investing activities	$(132,920)	$(18,825)	$(8,296)
Net cash provided by (used in) financing activities	$174,788	$(25,345)	$24,396